NEONODE INC Reports Fourth Quarter and Fiscal 2007 Financial Results

Company Shipped $10 Million of Neonode N2 Mobile Phones

STOCKHOLM, SWEDEN, March 10, 2007 - Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touch screen technologies and designs mobile handsets, today announced its operating results for the fourth quarter and the fiscal year ended December 31, 2007.

Conference call highlights:
•	31,000 Neonode N2 phones with a sales price of $10 million shipped in 2007
•	200,000 units projected to be shipped in 2008
•	Sales presence in 13 markets; in India and throughout Europe

Neonode CEO Mikael Hagman commented, “According to IDC, there were about 1.2 billion cell phones sold in 2007, and that is expected to grow by 10 percent or more in 2008 and 2009. We believe our N2 and some of our next-generation handsets have enough uniqueness, style and leading-edge intuitive technology to be a real contributor to that growth curve. In 2008 we are confident that we will ship at least 200,000 handsets, compared to 31,000 in 2007”.

“Work continues to expand our geographic reach to North-Latin America and China via our new Neonode USA joint venture. We are very excited to be at the vanguard of touch screen technology at a time when touch screen devices are becoming more diverse and the market for such devices is growing rapidly, Hagman continued.“ We also anticipate that our technology licensing will establish a footprint in 2008 and that we will see revenue from the technology business opportunity in 2009”, Hagman concluded.

The Company generally recognizes revenue related to the sale of its mobile phones on the sell through basis. This method of accounting for revenue does not affect cash payments by the Company’s customers. The 31,000 phones shipped in 2007 have a sales price of almost $10.0 million and as a result of the revenue accounting treatment, a significant amount of the revenue related to the sales has been deferred. The Company ended 2007 with $7.2 million of deferred revenue related to prior sales of Neonode N2 that will be recognized in future periods.

Net revenue for the year ended December 31, 2007 was $3.1 million compared to net revenue of $1.6 million in fiscal 2006. Net revenue for the fourth quarter of fiscal 2007 was $1.5 million. Net revenue for the corresponding quarter in fiscal 2006 was $221,000.

Net loss for the year ended December 31, 2007 amounted to $49.6 million, or $4.37 per share basic and diluted, compared to a net loss for fiscal 2006 of $5.2 million, or $0.51 per share basic and diluted. The net loss for the year ended December 31, 2007 includes non-cash charges totaling $37.0 million related to various accounting valuations; the amortization of deferred financing fees, debt discount, loss on extinguishment of convertible debt and the valuation of embedded conversions features on debt that was converted to common stock prior to the completion of the merger transaction.

Net loss for the fourth quarter of 2007 amounted to $2.3 million, or $0.10 per share basic and diluted, compared to a net loss for the fourth quarter of 2006 of $1.5 million, or $0.14 per share basic and diluted. The net loss for the fourth quarter ended December 31, 2007 includes non-cash benefits totaling $2.0 million related to various quarterly revaluations including the amortization of deferred financing fees and debt discounts.

David Brunton, CFO of Neonode Inc. also said that the Company’s gross profit margins, which stood at approximately 13.7% for the latest quarter, will improve as larger volumes of handsets are shipped. Based on the Company’s projections for 2008 the gross profit margins should improve to between 28% and 30%.

Conference Call Information
The company’s year-end and fourth quarter conference call will be held Tuesday, March 11, 2008 at 16:00 p.m. CET/10:00 a.m. EST/7:00 a.m. PST. The call can be accessed via the Internet at www.neonode.com or www.vcall.com.

Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A telephonic replay of the conference call will be available by dialing 877 660-6853 (from the US and Canada) or +1 201 612-7415 (from outside the US and Canada) and by entering account number 286 and conference ID number 276148. An online archive will also be available immediately following the call at the sites noted above. Both are available for one week, through March 18, 2007.

About Neonode Inc.
Neonode designs and develops intuitive technologies and products. The company´s focus is on solutions that increase the user experience of complex or monotonous devices.  With offices in Stockholm, Sweden, San Ramon, USA, Shanghai and Hong Kong, China, Neonode Inc. is a publicly traded company (NASDAQ: NEON) with licenses and products sold worldwide through both direct web sales and local distribution partners. For more information, visit www.neonode.com.

About Neonode USA
Neonode USA, formed by Neonode, Inc. the Swedish mobile communication company that designs and develops intuitive technologies and products, and Distribution Management Consolidators LLC (DMC), a sales channel development and supply chain management company, markets and sells Neonode branded products within North America, Latin America and China. The company is also the worldwide licensor for Neonode Inc.’s technology, including its patented “zforce” optical touch screen and “neno” user interface.

Contacts:
David W. Brunton, Chief Financial Officer
(925) 355-7700
david.brunton@neonode.com

Karin Lehmann Nilsson, Information Manager
Tel: +46 708 25 40 91
karin.lehmann@neonode.com

Allen & Caron Inc
Tel: +1 212 691 8087
Media: Brian Kennedy (brian@allencaron.com)
Investors: Rudy Barrio (r.barrio@allencaron.com)

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered.

- Tables Follow -

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months and years ended December 31, 2007 and 2006
(In thousands, except per share amounts)

	Three months ended December 31,		Years ended December 31,
	2007	2006	2007	2006
	(unaudited)

Net sales	$1,464	$221	$3,132	$1,644
Cost of Sales	1,264	27	2,317	1,297
Gross Profit	200	194	815	347
Operating expenses:
Research and development	1,329	678	4,449	2,226
Sales and marketing	1,507	331	3,147	746
General and administrative	1,600	533	5,080	1,846

Total operating expenses	4,436	1,542	12,676	4,818
Operating loss	(4,236)	(1,348)	(11,861)	(4,471)
Other income (expense):
Interest income	307	17	731	117
Interest expense	(537)	(140)	(1,464)	(559)
Amortization of debt discounts	(1,176)	(50)	(4,936)	(199)
Loss on convertible debt and
changes in fair values of
embedded conversion feature
and warrant liabilities	3,304	(17)	(32,079)	(6)

Total other income (expense)	1,898	(190)	(37,478)	(647)

Net loss before inducement charge	(2,338)	(1,538)	(49,609)	(5,118)

Non-cash inducement charge related
to corporate reorganization
on Feb. 26, 2006	--	--	--	106

Net loss	$(2,338)	$(1,538)	$(49,609)	$(5,224)

Net loss per common share:
Basic and diluted	$(0.10)	$(0.14)	$(4.37)	$(0.51)
Shares used in per share calculation:
Basic and diluted	23,469	10,852	11,361	10,315

- MORE -

NEONODE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$1,147	$369
Restricted cash	5,702	--
Trade accounts receivable, net	5,132	46
Inventories	6,610	--
Prepaid expense and accrued income	1,406	621
Other	650	117
Total current assets	20,647	1,153

Property, plant and equipment, net	375	65
Intangible assets, net	95	155
Total assets	$21,117	$1,373
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$132	$5,112
Trade accounts payable	5,065	245
Accrued expense	1,482	893
Deferred product revenue	7,243	462
Other liabilities	10,098	437
Total current liabilities	24,011	7,149

Long-term debt	1,067	854
Total liabilities	25,078	8,003
Stockholders' equity:
Common stock and additional paid in capital	55,429	3,509
Accumulated other comprehensive income	446	88
Accumulated deficit	(59,836)	(10,227)
Total stockholders' equity	(3,961)	(6,630)
Total liabilities and stockholders' equity	$21,117	$1,373

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